Contacts:

Sharon S. Wenzl

Cooper Standard

(248) 596-6211

sswenzl@cooperstandard.com

Jim Bianchi

Bianchi Public Relations, Inc.

(248) 269-1122

jbianchi@bianchipr.com

Auto Veteran Thomas Sidlik Named to Cooper Standard Board of Directors

NOVI, MI., Jan. 7, 2014 – Cooper-Standard Holdings Inc. (NYSE: CPS), a leading global supplier of automotive sealing, fuel and brake, and fluid transfer systems, today announced the appointment of Thomas W. Sidlik to the company’s board of directors, effective Jan. 1, 2014.

“We are delighted to have Tom join our board of directors,” said Jeffrey S. Edwards, Cooper Standard’s chairman and CEO. “With his broad and extensive experience in the automotive industry, Tom is a strong addition to our board.”

Sidlik retired from the DaimlerChrysler AG board of management in 2007 after a 34-year career in the automotive industry. He previously served as chairman and CEO of Chrysler Financial Corporation, chairman of the Michigan Minority Business Development Council and vice chairman of the National Minority Supplier Development Council.

Sidlik currently serves on the board of directors of Delphi Automotive LLC. He previously served on the board of regents of Eastern Michigan University, including service as chairman, and the board of directors of the Detroit Institute of Arts. He received a Bachelor of Science degree in economics and finance from New York University and a Master of Business Administration degree from the University of Chicago.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake delivery, fluid transfer, thermal and emissions and anti-vibration systems. Cooper Standard employs more than 22,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

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Editor’s Note:	For a high-res headshot of Sidlik, please contact Jaclyn Reardon at jreardon@bianchipr.com or 248-269-1122.